Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-54620, 333-87014, 333-94739, 333-91781, 333-91785, 333-91787, 333-104712, 333-91791, 333-46630, 333-33878, 333-127273, 333-147401, 333-150633, 333-180923, 333-195454, 333-213170, 333-217489, and 333-224491 on Form S-8 and Registration Statement No. 333-253860 on Form S-3ASR of our reports dated February 24, 2023, relating to the consolidated financial statements and financial statement schedule of Teledyne Technologies Incorporated and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the fiscal year ended January 1, 2023.

/s/ Deloitte & Touche LLP
Los Angeles, California
February 24, 2023